EXHIBIT 3.4
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                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                                 NATURADE, INC.


         Naturade, Inc., a corporation duly organized and existing under the Delaware General Corporation Law (the "Corporation"), does hereby certify that:

         1. The amendment to the Certificate of Incorporation set forth below was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law (the "DGCL") and has been consented to by the stockholders in accordance with Section 228 of the DGCL.

         2. Article 11 of the Corporation's Certificate of Incorporation is amended to read in its entirety as follows:

                           "11.  Removal of Directors; Vacancies.
                                 -------------------------------

                           "(a) Other than any directors elected solely by
                  holders of Preferred Stock, any director of the Corporation or the entire Board of Directors of the Corporation may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors (which, for these purposes, shall include the Common Stock and any outstanding Preferred Stock that, pursuant to its terms, votes together with the Common Stock on the election of the directors) either (i) at a special meeting of stockholders called for such purpose or (ii) without any action by the Board of Directors, without prior notice and without a vote, if a consent in writing setting forth the action so taken shall be signed by the holder or holders of a majority of the issued and outstanding securities of the Corporation entitled to vote in the election of directors of the Corporation (which, for these purposes, shall include the Common Stock and any outstanding Preferred Stock that, pursuant to its terms, votes together with the Common Stock on the election of the directors). Notwithstanding the foregoing, however, in the event that the Corporation shall then be subject to the provisions of Section 2115 of the California General Corporation Law and if less than the entire board is to be removed, no director may be removed when the votes cast against removal, or not consenting in writing to the removal,










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                  would be sufficient to elect the director if voted
                  cumulatively at an election at which the same total number of votes were cast (or, if the action is taken by written consent, all shares entitled to vote were voted) and the entire number of directors authorized at the time of the directors' most recent election were then being elected. Any removal of directors by written consent as provided above in this Article 11(a) shall become effective immediately upon delivery to the Corporation of such written consent or consents described above in this Article 11(a) by delivery to the registered office of the Corporation in the State of Delaware, the principal place of business of the Corporation or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded.

                           "(b) Other than any directors elected solely by
                  holders of Preferred Stock, vacancies (however created) and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, or may be filled by a vote of the stockholders at an annual meeting of stockholders or a special meeting of stockholders called for such purpose. Anything in this Certificate of Incorporation or the Bylaws of the Corporation to the contrary notwithstanding, any vacancies resulting from the removal of one or more directors of the Corporation as provided in this Article 11 may be filled (without any action by the Board of Directors, without prior notice and without a vote) by a consent in writing setting forth the name or names of the person or persons designated to fill such vacancy or vacancies signed by the holder or holders of a majority of the issued and outstanding securities of the Corporation entitled to vote in the election of directors of the Corporation (which, for these purposes, shall include the Common Stock and any outstanding Preferred Stock that, pursuant to its terms, votes together with the Common Stock on the election of the directors). Any filling of vacancies by written consent as provided above in this Article 11(b) shall become effective immediately upon delivery to the Corporation of such written consent or consents described above in this Article 11(b) by delivery to














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                  the registered office of the Corporation in the State of
                  Delaware, the principal place of business of the Corporation or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded.

                           "(c) Nothing in this Article 11 shall be deemed to
                  entitle stockholders to cumulative voting of their shares except as may be required by Section 2115 of the California General Corporation Law or a similar provision of state law to which the Corporation may be subject.

                           "(d) The Corporation shall advise any stockholder of
                  record of the Corporation whether or not the Corporation is subject to the provisions of Section 2115 of the California General Corporation Law within 30 days of receipt of a written request from any stockholder of record for such information."


                      The next page is the signature page.





































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         IN WITNESS WHEREOF, Naturade, Inc. has caused this Certificate of
Amendment to Certificate of Incorporation to be executed by Bill D. Stewart, its authorized officer, on this 28th day of December, 2001.



                                 By       /s/ Bill D. Stewart
                                          -------------------
                                          Bill D. Stewart,
                                          President and Chief Executive Officer












































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